Exhibit 11.1

MONEY MARKET OBLIGATIONS TRUST
5800 CORPORATE DRIVE
PITTSBURGH, PENNSYLVANIA  15237-7010
(800) 836-2211

November 11, 2008

The Trustees of
Money Market Obligations Trust
5800 Corporate Drive
Pittsburgh, PA  15237-7010

Ladies and Gentlemen:

Municipal Obligations Fund (the “Fund”), a portfolio of Money Market Obligations Trust, a Massachusetts business trust, proposes to acquire the assets of Fifth Third Municipal Money Market Fund, a portfolio of Fifth Third Funds, in exchange for Institutional Shares, Institutional Capital Shares and Select Shares of the Fund (“Shares”) pursuant to the Agreement and Plan of Reorganization dated September 26, 2008 (“Agreement”), included as an exhibit to the registration statement of the Fund filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended (“N-14 Registration”).

As counsel I have reviewed the appropriate documents relating to the organization of the Fund, its registration under the Investment Company Act of 1940 and the registration of its securities on Form N-1A under the Securities Act of 1933, and have participated in the drafting of the N-14 Registration.  Specifically, I have examined and am familiar with the written Declaration of Trust dated October 3, 1988 (“Declaration of Trust”), the By-Laws of the Trust, and such other documents and records deemed relevant for the purpose of rendering this opinion.  I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate by me for the purposes of this opinion.

Based upon the foregoing, it is my opinion that:

1.           The Fund is duly organized and validly existing pursuant to the Declaration of Trust.

2.           The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of the Declaration of Trust and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.  Such Shares, when so issued, will be fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application of registration statement filed under the securities laws of any of the States of the United States.

Very truly yours,

/s/ Reed Smith LLP
Reed Smith LLP